Exhibit 99.6

Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

CORPORATE PARTICIPANTS

Jay Gentzkow	James Haley
Vice President-Investor Relations, Desktop Metal, Inc.	Chief Financial Officer, Desktop Metal,Inc.

Ric Fulop	John F. Hartner
Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	Chief Executive Officer & Director, The ExOne Company

OTHER PARTICIPANTS

Noelle C. Dilts	Josh Sullivan
Analyst, Stifel, Nicolaus & Co., Inc.	Analyst, The Benchmark Co. LLC

Shannon S. Cross	Sarkis Sherbetchyan
Analyst, Cross Research LLC	Analyst, B. Riley Securities,Inc.

Danny James Eggerichs
Analyst, Craig-Hallum Capital Group LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Desktop Metal's Second Quarter Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Jay Gentzkow. Please go ahead.

Jay Gentzkow

Vice President-Investor Relations, Desktop Metal, Inc.

Thank you. And thanks to everyone for joining this afternoon's call. With me today are Ric Fulop, CEO, Chairman and Founder of Desktop Metal; James Haley, CFO of Desktop Metal; ExOne CEO, John Hartner; and ExOne CFO, Doug Zemba. Please note that Desktop Metal's two press releases and two presentations referred to on this call are available under Events & Presentations section of our Investor Relations website. This call is also being webcast live, with the link at the same Investor Relations website. The webcast and the accompanying slides will be available for replay for 12 months following this call. The content of today's call is the property of Desktop Metal. It cannot be reproduced or transcribed without our prior consent.

Before we begin, I would like to refer you to our Safe Harbor disclaimer on slide 2 on the Desktop Metal presentation and slide 2 of the acquisitions presentation.

Today's call will include forward-looking statements. These forward-looking statements reflect Desktop Metal's and ExOne's views and expectations only as of today, August 11, 2021; and actual results may vary materially based on a number of risks and uncertainties. For more information about the risks that may impact Desktop Metal and ExOne's businesses, financial results, and the proposed acquisition discussed on this call, please refer to the Risk Factors section of the Form 8-Ks filed today with respect to the acquisition, each company's Form 10-Q filed today, and the respective other filings with SEC. Neither Desktop Metal's nor ExOne assumes any obligation to update the forward-looking statements.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Additionally, during this presentation of the following Q&A session, both Desktop Metal and ExOne may refer to non-GAAP measures. These measures are intended to supplement, but not substitute for performance measures calculated in accordance with GAAP. Each company's financial results release contains the financial and other quantitative information to be discussed today, as well as a reconciliation of the GAAP to non-GAAP measures.

With that, it's my pleasure to turn the call over to Ric Fulop, CEO and Founder of Desktop Metal.

Ric Fulop

Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.

Thank you, Jay. Good afternoon, and thank you for joining Desktop Metal's second quarter 2021 financial results call. As you may have seen, we announced a major transaction this afternoon for the additive manufacturing industry. And Desktop Metal has entered into a definitive agreement to acquire ExOne. I'm here with ExOne CEO, John Hartner. And before we begin to discuss this transaction and the strategic rationale, we'll each briefly review our independent second quarter results, starting with Desktop Metal.

I'm very proud of our team's efforts in the quarter. The company is firing on all cylinders. We delivered a strong revenue growth, meaningfully expanded gross margins, and execute in a number of exciting developments. We've made rapid progress delivering on our vision to accelerate the adoption of additive manufacturing 2.0.

I'll start with a quarterly review on slide 3 of the presentation, with a few financial highlights. Revenue growth accelerating in the quarter to $19 million, a sequential increase of 68% for the first quarter of 2021 and more than 750% over the second quarter of 2020. We also generated strong gross margin expansion, as non-GAAP gross margins increased to 25% in the quarter, up from 5% in Q1, representing 1,950 basis point sequential increase.

Moving to this quarter's business highlights, we saw another quarter of acceleration in our customer installed base, with new customer additions increasing 44% sequentially from the first quarter of 2021. This included strong growth in our metals business with solid contributions from the Production System P-1, Shop System, and Studio System 2.

As a quick update, our team is hard at work putting the final touches on the Production System P-50, and we continue to track forward towards beginning shipments in the fourth quarter of this year. We also continue to grow our materials library to enable an expanding set of applications for our customers. A few additions to highlight include cobalt chrome, titanium Ti64, 4140 low-alloy steels, and 316 stainless steel and metals, and Flexcera Base and Smile for our EnvisionTEC systems.

Our Forust offering, which we announced last quarter, has exceeded all expectations and is experiencing overwhelming demand. We continue to develop and scale the solution to meet the opportunity, and we're thrilled by the early response. In July, we acquired two early-stage companies that we're very excited about, Aerosint and Beacon Bio. I'll touch on each of these transactions in more detail later in the presentation. The Desktop Health team continues to see strong momentum, with the dental business seeing another quarter of significant growth. And finally, we closed the acquisition of Adaptive3D this quarter, and we're seeing fantastic demand as we bring Adaptive's best-in-class elastomers to market alongside our EnvisionTEC platforms like the Xtreme 8K.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Moving to slide 4, our metals business had a fantastic quarter with new customer additions more than doubling from the first quarter of this year. That includes broad acceleration across the Production System P-1, Shop System, and Studio System 2 shipments. The P-1, in particular, was a standout with very strong quarter-over-quarter growth. We have our best people focused on deploying the production system P-50, and we're very much on track to begin shipments in the fourth quarter of this year. We look forward to providing more color and customer response and use cases once we get those systems out in the field.

We also continue to grow our metals materials library with multiple additions. We're the first company to commercialize titanium Ti64 for bound metal, making DM the only company to make Ti64 available in an accessible turnkey printing form factor with fantastic mature mechanical properties, including better than rod allegation.

We also are the first company to qualify 4140 low-alloy steel for binder jetting. This is a real workhorse material, one of the highest demand alloys with applications across consumer products, automotive, and other mechanical components. We also qualified 316L stainless on our production system and material is well suited for demanding industrial applications.

As I mentioned, earlier on the M&A front, we acquired Aerosint, an early-stage company that is pioneering multi-material printing for additive manufacturing. Today, businesses print individual parts or components out of single materials. But in the future, they will increasingly look to print whole products that are comprised of multiple materials. Aerosint patented part of the precision process, selectively deposits two or more powders to form a single thin powder layer containing multiple materials.

As the only high throughput multi-material recording system in the market, Aerosint's technology unlocks well an exciting range of new applications for additive manufacturing, including local optimization of mechanical properties such as wear resistance or vibration dampening, and the improvement of chemical and physical properties such as thermal and electrical conductivity, corrosion resistance, or aesthetics.

We look forward to partnering with our new colleagues at Aerosint to industrialize and mature this technology and integrate it into upcoming Desktop Metal products over the next several years. We're also excited to support Aerosint in their ongoing independent efforts with their existing partners and to leverage the DM scale distribution and industry-leading technology portfolio to capture new market opportunities. The future of AM is going to be multi-material printing, and Aerosint is a great addition in core technology that will allow us to grow capabilities of AM 2.0 solutions over time.

Turning to slide 5, on the left side of the page, Desktop Health business continues to build very positive momentum. Mike Jafar is putting together an extensive healthcare team that includes leaders across disciplines to progress a number of compelling products currently under development. We continued to experience positive traction in the dental business, with an early quarter of very rapid growth, giving us confidence this team can deliver additional solutions to supplement our industrial business and accelerate the growth of DM overall. We believe dental is beginning to enter the steep part of the adoption curve, and most parts used in dentistry should be printable this decade.

This week, Desktop Health also announced the expansion of the dental technology portfolio with the qualification of cobalt chrome on the Shop System. The dental community will now be able to leverage the full capabilities of high-speed metal binder jetting, including faster and more cost effective production of bridges, crowns, partials and more. Also in the quarter, Desktop Health completed CE Certification of our Flexcera Base and Smile resins and received the FDA clearance for Class 2 permanent indications for Flexcera Base. Together, Flexcera Base and Smile enable next-generation digital dentures in same day for large implant procedures. Flexcera Solutions sold out within the first four weeks of launch, and we're adding capacity to meet our robust demand.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

We're highlighting another acquisition that we're very excited about on the right side of the page. This is a small company called Beacon Bio that was spun out of Harvard University. They've developed a promising new material that can be printed on our 3D Bioplotter systems and has potential for use in repairing damaged eardrums. The PhonoGraft device printed using this material is analogous to LASIK vision correction, except it's intended for individuals who have hearing deficiencies and wear hearing aids or who have experienced eardrum perforations which occur in about 30 million people a year around the world.

PhonoGraft technology promotes eardrum repair while decreasing patient procedure times through a minimally invasive procedure. We expect PhonoGraft will improve patient hearing outcomes by leveraging the body's natural regenerative processes as the biodegradable graft material is slowly replaced with native tissue over time. This exciting technology is in the advanced stages of R&D. And the team at Desktop Health intends to conduct additional preclinical studies and pursue FDA review with the goal of delivering a solution to the market within 24 months.

We believe PhonoGraft in the associated biodegradable elastomer materials, coupled with our leading biofabrication and 3D printing solutions, is a true platform technology with tremendous potential across a wider range of high-value healthcare applications in soft tissue from cardiovascular to neuronal grafts to plastic surgery. Consistent with our broader strategy, we're excited to own the full value chain of these devices and bring them to the market. It's still early days for this technology, but the acquisition marks the beginning of our journey to advance patient-specific medicine through additive manufacturing.

Finally, on slide 6, we saw another quarter of increasing customer adoption across materials as new customer additions increased 44% sequentially from the first quarter of 2021. The left side of this slide shows a number of customers that range from large brands to small companies with minimal account concentration. And highlighting two interesting customers in the right side of the slide, Christian Tse is a well-recognized jewelry designer and manufacturer using the Production System P-1 to develop several private label products to supply a variety of the leading luxury jewelry brands. Christian has leveraged the P-1 to print precious metal rings at rapid rates up to 50 to 70 in under two hours, making it a game-changer for his manufacturing strategy.

The second customer we're highlighting is Poral, a precision metal parts manufacturer in Europe that utilizes the Shop System to produce complex metal parts across a range of applications, including automotive, aerospace and more. The Shop System's binder jetting technology enables Poral to improve design flexibility in mass-produced parts sustainably, while eliminating tooling costs.

With that, I would like to turn the call over to our CFO, James Haley, for his review of the second quarter financial highlights. James?

James Haley

Chief Financial Officer, Desktop Metal, Inc.

Thanks, Ric. Starting on slide 8, you will see a summary of our financial performance for the second quarter of 2021. Please note we will be referring to several financial metrics on a non-GAAP basis. Reconciliation to GAAP data is included in the filed appendix.

Consolidated revenues for the quarter was $19 million, up 68% sequentially from $11.3 million in the first quarter of 2021 and also up 767% from the second quarter of 2020. The acceleration was due to an increase in our metal product shipments, specifically Production System P-1, Shop Systems and Studio System 2s as well as strong contribution from EnvisionTEC photopolymer products and consumables.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Non-GAAP gross margin showed material improvements, increasing to 25% for the quarter, implying a 1,950 basis point improvement over the first quarter 2021. Gross margin expansion in the quarter was primarily driven by operating leverage as revenue continued to scale across overhead costs, as well as product mix toward higher ASP sales such as our metal systems.

Adjusted EBITDA for the second quarter of 2021 was negative $24.5 million versus negative $20.6 million in the second quarter 2020. The year-over-year adjusted EBITDA decline was primarily due to increased expenses related to operating as a public company, investments in our core business and contributions from acquisitions.

We grew the Desktop Metal team to over 500 employees today, up from 171 in August last year, as we build the company to execute on our strategic vision. We ended the quarter well-capitalized with $515 million in cash, cash equivalents and short-term investments as of June 30, 2021.

And finally, moving to our guidance, we are reiterating our expectation to generate revenue in excess of $100 million for the full year 2021, excluding the effects of acquiring ExOne, which we will discuss later in the call. We continue to plan to exit the year with an annualized run rate of approximately $160 million and expect to see continued sequential quarterly growth throughout 2021.

We are updating our adjusted EBITDA outlook to be in the range of negative $70 million to $80 million, again excluding the effects of acquiring ExOne. This updated guidance primarily reflects expected 2021 operating losses from recent acquisitions.

With that, I will turn the call back over to Ric.

Ric Fulop

Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.

Thank you, James. Overall, I'm very proud of the execution from the team in the first half of the year as we've meaningfully ramped the business from an operational perspective and another quarter of outsized revenue growth and expanded gross margins validates the direction we're positioning Desktop Metal. We're building a great company, focused on our vision of accelerating the adoption of AM 2.0 and capturing double-digit share over the next decade. And I'm excited about the continued momentum and direction of the business.

At this time, I'd like to hand over the call to John and give them an opportunity to review ExOne's second quarter results prior to discussing the acquisition. John?

John F. Hartner

Chief Executive Officer & Director, The ExOne Company

Thank you, Ric. Good afternoon, everybody. I wanted to briefly share my views of this proposed merger as well as cover highlights of an outstanding Q2 that ExOne just reported. Firstly, I'm very excited about this combination, which I believe will dramatically accelerate the adoption of production metal additive manufacturing.

ExOne, being the pioneer in binder jetting, has always viewed binder jetting as the most scalable, flexible and cost-effective technology for metal, whether it is printed or poured. Strong entrants like Desktop Metal have encouraged just all to get better, yet still mass adoption has lagged expectations. This combination brings

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

together two of the industry's leaders that combined will solve customers' challenges faster and bring the reality of production metal additive forward by years. I'm excited for our customers, our investors, our team members and the whole industry.

Now, for ExOne's Q2 results, we achieved record second quarter revenue, the highest level of recurring revenue and the largest backlog in company's history. It was a great quarter and reflected the success of our strategy. I'm proud of the team across the board, and particularly excited about the continued growth in recurring revenue. Our record second quarter revenue of $18.8 million reflects a 69% growth from our second quarter performance in 2020. The increase was driven by higher revenues from 3D printing machines and strong growth in recurring revenue, which was primarily from an increase in consumable materials. There is also a significant increase in revenue from funded research and development arrangements linked to our production adoption model.

From a geographic perspective, we grew in all regions, but the Asian and Americas region really drove that growth, with a combined 92% increase year-on-year. Recurring revenue rose 2% sequentially and 34% year-on-year to $8.3 million in Q2, demonstrating success from our strategic initiatives in this area. Backlog of $48.7 million increased 27% year-on-year and 2% sequentially. New orders remained strong, while execution on installations continued to improve.

During the second quarter, we progressed on both remote installations and getting people on the ground around the world. We are pleased to have executed well during the quarter and believe we continue to have a strong backlog and new orders which will support our future growth.

Shifting to margins, for the second quarter 2021 we recorded gross margins of 26%, a sequential increase that compared to 27.8% second quarter of 2020. The decrease was primarily due to the continued impact of operating inefficiencies and challenges driven by the COVID-19 operating environment and resulting higher input costs.

For the second quarter, our total operating expenses increased to $10.2 million compared to $6.9 million in the prior-year period. This is consistent with our plan to support our growth.

Moving to the balance sheet, cash, cash equivalents and restricted cash as of June 30, 2021 decreased to $129.5 million from $138.3 million at March 31, 2021. The decrease was driven by cash outflows from operations of $7.3 million mostly due to our net loss and net cash outflows for working capital changes driven by increased inventory to support expanded contractual backlog.

In conclusion, I'm very proud of what ExOne has and will accomplish to move binder jetting ahead. We're very optimistic about our position in the market and we believe this combination will truly accelerate additive manufacturing and transition of traditional manufacturing to a more sustainable future.

With that, I'll now turn the call back over to Ric who will share more of the details about this game changing merger.

Ric Fulop

Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.

Thanks, John. I'd now like to refer you to the separate set of slides we posted today referencing the acquisition under the Events & Presentations section of the DM Investor Relations website. In addition to the fantastic quarter, we're thrilled to discuss a landmark moment for the Desktop Metal family and the AM industry as a whole. We're announcing today that we've signed a definitive agreement to acquire ExOne.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

This transaction cements Desktop Metal's leadership in additive manufacturing for mass production. We really believe this transaction will encourage and radically accelerate the adoption of AM for high-volume applications by offering our customers a more comprehensive and targeted set of solutions that combine the best of both companies, especially across printing of end-use parts in metals and technical ceramics, as well as cores and molds for digital castings.

For our shareholders who may not be aware of ExOne, ExOne was one of the first companies to develop and commercialize binder jet technology, spun out of MIT that was originally invented by one of Desktop Metal's co-founders, Ely Sachs.

Most of ExOne's products use sequential binder jetting compared to our Single Pass Jetting technology, which offers higher throughput. However, ExOne has a great portfolio and a number of assets that are attractive and complementary to our own product portfolio, and I'll talk about these in further detail as we go through the presentation. The company is a leader in printing of digital castings, an opportunity with less than 5% penetration, and it holds a strong position in direct metal printing and ceramics printing.

ExOne's installed base is now approaching 500 systems. These are used for volume production, and an estimated 28 million parts were printed across ExOne's customer sites and adoption centers in the past year. They have more than 45 materials either qualified or in R&D. That includes single alloy metals, metal-matrix composites, technical ceramics, and materials for digital castings such as printed molds and cores. The company has a strong and growing backlog that stands at $49 million as of June, and as John just discussed, they did $32 million of revenue in the first half of the year. That's 30% growth over the year and a 44% sequential growth from Q1 to Q2. And this is a company that grew about 11% amid COVID lockdowns in 2020, unlike many other companies in the 3D printing industry that flatlined or contracted during COVID.

Taking a step back, I'd like to remind everyone of how we think about acquisitions in the context of our growth strategy. We're focused on developing three primary areas of the business in order to reach a double-digit share of the additive manufacturing space over the next decade. Print platforms for mass production, recurring revenue via materials that enable key applications, and parts for killers apps for additive with high margins. ExOne checks each of these boxes.

Turning to slide 5, there are five key points that underpin this transaction, which we ultimately believe will accelerate the adoption of AM 2.0 for mass production.

First, this combination creates a leading metal additive manufacturing portfolio across speed, cost, resolution, and part size. Second, we believe this will accelerate the rate at which we can introduce new materials to the market to meet customer demand. Third, we see an opportunity to leverage ExOne's sand 3D printing technologies in combinations with DM's low-cost hardware to make digital casting more accessible and lower cost for our customers. Fourth, our complementary go-to-market and support efforts will enhance our combined ability to reach more customers and provide a more effective global support network. And finally, there are significant opportunities to optimize our combined manufacturing and supply chain efforts to yield margin improvements over time alongside product enhancements that will allow us to attract more customers.

Highlighting the first point on slide 6, a key element of this transaction is the fact that overnight, we roughly doubled our IP portfolio to well over 600 patents issued or pending, including the largest portfolio of binder jetting IP in the market. We've highlighted some of those key patents and capabilities that I think are going to help drive adoption of AM by customers.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

ExOne's technology also provides us with the ability to more effectively target our customers' specific use cases. On slide 7, starting with the core technologies in metal, we each leverage variations on binder jetting. Desktop Metal offers Single Pass Jetting, or SPJ, and ExOne offers a process they call Triple Advanced Compaction Technology, or Triple ACT, which is a sequential binder jetting technology that requires multiple passes over a bed to achieve equivalent resolution.

As a result, SPJ is faster on a per layer basis to roughly 3 seconds per layer on our Production System P-50 versus 30 seconds a layer for Triple ACT on an X1 160Pro. The throughput of these technologies is primarily a function of layer thickness, so when you benchmark them on an apples-to-apples basis, SPJ can achieve several times the throughput of Triple ACT. However, ExOne's Triple ACT has several alternative benefits that customers may value for their applications. In particular, it is a very flexible technology and can easily be tuned to new materials. By placing both technologies under a single roof, we can more effectively provide the best solution to address each customer's specific needs.

The reality is that not all customers need to produce hundreds or thousands of parts per hour at the lowest achievable part cost. In fact, to achieve these operating economics, systems with SPJ require more upfront CapEx than those using Triple ACT. So in some markets where customers may require a larger build bed or lower volumes, Triple ACT is a great technology. And in other for high-volume markets like consumer electronics or automotive, SPJ is the best option for the most cost-effective production. So they're really complementary technologies, and combining them into a single portfolio provides customers with the flexibility to optimize production based on their specific application needs and the ability to bring the strengths of each technology to meet their future demands.

The bottom line is that both of these technologies under the Desktop Metal umbrella, our portfolio as a whole is significantly more competitive with the broader metal AM industry and will allow us to attract more customers away from conventional manufacturing processes.

The breadth of our combined portfolio in metals is illustrated well on this next slide, where you can see how our combined portfolio can take customers all the way from turnkey to mass production, providing anywhere from 4 liters of throughput per day to almost 250 liters of throughput per day.

One of the biggest benefits of this deal is that our product portfolios and go-to-market strategies are complementary, so ExOne's offerings will fill the gaps between Desktop Metal solutions. Even where throughputs are similar, there are differences in build volumes and vice versa. This acquisition creates a product lineup that combines throughput and flexibility and allows us to address the full spectrum of applications across speed, cost, resolution, and part size. I'm also particularly excited about the opportunity to evolve ExOne's products into more turnkey solutions.

At DM, we believe fragmentation between software, hardware, and materials has held back adoption of additive manufacturing. This fragmentation has often resulted in the inability to achieve part success or high yields quickly without significant development cycles. With our world-class front-end software tools that include proprietary sinter simulation and build prep solutions, as well as our proprietary and mass-produced furnace technology which we have developed entirely in-house, we believe we can evolve a subset of ExOne's products into more turnkey solutions that will make them easier for customers to adopt and to take into production.

And while we will continue to focus on maturing and evolving our core SPJ and Triple ACT technologies, this combination will allow us to focus more on the next frontiers of AM to make it more accessible to larger industrial customers, including full process automation, quality control, and additional scale.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Turning to slide 10, in manufacturing, materials are what drive applications and the adoption of new technologies. So supporting more materials and better material properties are critical to driving adoption. To that end, we think this deal will be really great for both Desktop Metal customers and for the AM industry as it will increase customer choice and the number of applications enabled by our platforms.

DM has a leading portfolio of over 225 materials across metals, ceramics, wood, elastomers and carbon fiber composites and we have an additional 25 materials in R&D and on our roadmap. Of that list of qualified and R&D materials, just under 30 are metals and ceramics for binder jetting and the rest are in bound metal and photopolymers.

As a result of decades-long investment at ExOne, they have an extensive list of more than 45 materials for binder jetting comprised of 23 qualified materials across metals, metal composites, ceramics, and sand, and over 20 additional materials in various stages of R&D. Between our two companies, we have scientists working on qualifying related materials, so by joining these teams, we'll be able to nearly double the horsepower here and multiply the number of materials available for our product portfolios in a shorter timeframe, in particular those specialty and proprietary alloys requested by select customers that we otherwise would not have approached independently due to lack of resources. We believe this transaction is going to increase the number of materials available to our customers and that's really exciting.

Even as currently constructed, acquiring ExOne would quickly bring Desktop Metal's portfolio of qualified materials to nearly 250 and I think this will lead to significant value for our customers in the long run. And the more materials available, the greater the adoption of additive manufacturing.

Moving on to slide 12, ExOne has earned a leadership position in digital casting, also known as sand 3D printing. They've provided binder jetting solutions to casting businesses longer than anybody else and the adoption of their solutions continues to grow at a good clip. Overall though, additive manufacturing has achieved less than 5% penetration into the more than 45,000 foundries around the world.

AM adoption has been limited by the cost of the equipment and as casting has shifted overseas, there's been a huge push to develop more entry-level and cost-effective AM systems. Our new RAM systems acquired through EnvisionTEC address this need. However, we're still in the process of maturing this unique, low-cost platform.

In partnership with ExOne, which has mature, high-performance offerings in this space, we think we can work together to, on one hand, improve productivity and throughput of Single Pass technology and, on the other hand, develop our low-cost solutions through ExOne's proprietary binders and materials, making them more attractive to a broader set of customers for whom sand printing has mostly remained out of reach.

Turning now to slide 13, we've spoken in the past about our software capabilities and our in-house sintering technology. Together, these enable turnkey digital workflows for metal AM that take customers all the way from initial design to final metal part and we're excited to bring some of these capabilities to the ExOne platforms we will acquire.

ExOne has similar, mature capabilities within sand 3D printing that enable full digital workflows for casting applications. This includes not only significant expertise in design and simulation from a software perspective, but also hardware innovations such as automated de-sanding equipment for large format sand printers. Their digital casting business is best-in-class and utilized at scale throughout the industry and we look forward to leveraging these capabilities in conjunction with our RAM system to make low-cost sand 3D printing more robust and accessible to help grow this market.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Moving to slide 14, we also see an interesting growth opportunity in new markets for large format tooling, where ExOne has the most advanced solutions in the market. In addition to their 420i tooling material, they have a low-cost composite tooling technology enabled by proprietary binders. You can print large format sand tools at high-speeds, lay up composite continuous carbon fiber prepreg or tape around the tool and then dissolve the tool using only tap water to obtain your part. It's a fantastic technology with a lot of potential.

We also see a huge opportunity around their new AMClad technologies which use a patented infiltration technique to create durable tools for processes such as vacuum forming. And this technology has applications for end-use parts as well, such as outdoor architectural and design elements where the durability and customizable surface finish are key.

Let me focus now on the go-to-market efforts for the combined company on slide 16. At Desktop Metal, we're a channel-first company. We utilize our unique proprietary distribution network to achieve broader access to the market at scale. It's provided us with an installation capability in over 65 countries through our fantastic partners. They are excellent at uncovering sales opportunities, but their sweet spot is transactions under roughly $450,000, where the products are more turnkey and have faster sales cycles.

A lot of the products that ExOne currently sells are above this price range, as is our Production System P-50, which has a relatively high ASP. Through this transaction, our channel partners will gain additional products to monetize from ExOne's more entry-level offerings, while we add to our sales capacity on Production System offerings by leveraging ExOne's highly complementary direct sales team members.

Combined, I think there are significant cross-selling synergy opportunities here. The combined company will also multiply the service capacity for our customers, including full-time and fully-trained reseller technicians across the globe and across our product portfolios from entry level to large format and mass production solutions.

Turning to slide 17, ExOne has a unique business around funded R&D contracts to develop high-value materials and applications for a variety of businesses, including the US government. For example, with the Air Force, they're developing a super high strength steel that's roughly 20% stronger than conventional AM alloys. They've also got a very good relationship with leading national labs, including Lawrence Livermore and Oak Ridge. The team focused on creating these opportunities and developing special materials is world-class, in particular, because a lot of their developments have dual-use.

While these projects help our nation solve strategic problems, they also open up frontiers for the industry and enable applications discovery within commercial businesses that drive incremental AM system sales and additional funded R&D business.

So, we're very excited to bring this infrastructure in-house to Desktop Metal, where we can leverage their expertise across a wider product and technology portfolio to drive growth and create additional self-funded revenue streams. I want to recognize the team at ExOne that has led this effort, in particular Rick Lucas, who has done an incredible job driving the tip of the spear when it comes to materials for AM. This is a really unique asset and high-value team that we are bringing on as part of the transaction.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

That bring us to our final point on slide 19, which speaks to the financial and operational considerations of the transaction. We see a great opportunity through this combination to optimize our manufacturing and supply chain efforts. Desktop Metal has historically leveraged a third-party contract manufacturing model which requires significant upfront engineering investment, but enables low-cost architectures for high-volume turnkey solutions and quick turnaround times for shipping products to customers. It's a great model to help make AM systems more accessible to a wider set of customers.

Conversely, ExOne's manufacturing model is quite complementary, where they perform assembly and testing in-house which is well-suited to the higher BOM and larger, more complex systems that make up a good portion of their revenue, including systems like the S-Max Pro. We plan to leverage each of these models where they are best suited on a product-by-product basis to improve the cost structures in overall portfolio of the combined company. The acquisition will also result in additional scale that can be leveraged to drive down costs across systems and materials as well as drive fixed overhead absorption as we grow.

Together, these and other future synergy possibilities across the organization represent a meaningful opportunity to realize gross margin accretion for the company and get to our long-term margin targets faster.

Before finishing up, I'll provide a brief overview of the deal specifics on slide 20. Desktop Metal will acquire ExOne for $8.50 in cash and $17.00 in shares of Desktop Metal common stock, for a total consideration of $25.50 per share of ExOne. This represents a transaction value of $575 million and an enterprise value of $447 million net of ExOne's balance sheet of cash.

ExOne's Chairman and largest shareholder, Kent Rockwell, has stated his full support for the transaction, which the ExOne board recommended unanimously, and his intention to vote all of his shares in accordance with the board's recommendation. We expect this transaction to close in the fourth quarter of this year, subject ExOne shareholder approval and the satisfactory regulatory approvals and other customer closing conditions.

For the sake of clarity on the transaction details, I did want to mention that the deal consideration is subject to the collar as described in the presentation on slide 20 and in the press release we issued regarding the transaction.

We strongly believe that Desktop Metal can increase choice and flexibility for AM customers through its acquisition of ExOne. We are excited to further cement our leadership in additive manufacturing for mass production, and we believe that ExOne's complementary technologies and go-to-market efforts will help us accelerate the adoption of AM 2.0 across industries and business of all sizes.

And with that, let's open it up for questions. Thank you.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] And the first question comes from Noelle Dilts with Stifel. Please go ahead.

Noelle C. Dilts Analyst, Stifel, Nicolaus & Co., Inc.	Q

Hi. Good evening, Ric, John, Doug, James, and congratulations on the momentum of the respective companies in the quarter as well as coming together on the deal. I was hoping we could start with a little bit more on the financial side of how we should be thinking about things. I'll just use my numbers for ease. But when I look at our estimates for the year, the company's coming together would be about $172 million in revenue going to more like $300 million next year. Obviously you've talked a lot about the strength in portfolio, the strength in market position, the synergies. Should we – are there any aspects of the portfolio where you expect some overlap to result in and maybe some cannibalization. But this would be more than offset by the strengthened offering into the market. Is there a way that we can think about that from just how you're thinking about the revenue opportunity introductory here?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

I don't think so. I don't see much cannibalization. Actually I think there is a significant opportunity to make some of the ExOne products more turnkey leveraging the sinter simulation technology that we've got as well as the proprietary furnace technology that we mass produce and then essentially accelerate some of the adoption of products that are in different scales of production. So I'm excited about that and I'm also excited about the potential to expand the access to digital castings to a much broader set of customers, utilizing the mature technology that ExOne has and then marrying it with some of the RAM systems which offer a much more entry-level, more cost effective cost per cubic inch for cast molten core. So there's a significant opportunity to grow a business. And I think that we're very excited about the potential for this transaction and working together and welcoming the ExOne team into the Desktop Metal family.

Noelle C. Dilts Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay. Great. And then again I guess I'm getting a little specific. But you know any thoughts on as this business really continues to scale, what you're targeting from the gross margin profile of this you know mid-40s business something more like 50% any, any directional or guidance that would be helpful?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Yeah. I think, long term for DM we strive to have north of 50% gross margin for our hardware. And I think that this is one area where we can help on the ExOne side as we've got a pretty sophisticated team that does manufacturing operations and a supply chain that could be helpful in maturing the cost structure or renewing the supply chain for the products that ExOne does have. That takes a little bit of time, you know it could take 24 months to fully execute a strategy like that. But I just see that over that – over time we're going to help mature and improve the gross margins for the products across the full portfolio.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Noelle C. Dilts Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay. And then last question from me. Any time you kind of see competitors come together as one. I'm curious if you can provide any additional background on sort of this genesis of the idea that the companies could be better together?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

I mean I think the genesis of the idea is we've known each other for some time and obviously we're in the same 3D printing space and we've been talking for some time what I think makes – we really look at a full spectrum of opportunities here at DM. And we felt like there was a meaningful opportunity here in particular since ExOne had – we felt like the valuation from view point of view was attractive especially the cash position that they have made the deal possible and we feel that that time to strike was now.

Noelle C. Dilts Analyst, Stifel, Nicolaus & Co., Inc.	Q

Great. That's helpful. Thank you.

John F. Hartner Chief Executive Officer & Director, The ExOne Company	A

This is John and I'll just – hi, Noelle. I think the more we talk the more we saw compliments within the product portfolio. Again Ric mentioned some of them, I think the low-cost RAM is a great sand system as far as getting some smaller foundries, midsized foundries into it. I think what is needed is process knowledge and global coverage in some of the other technologies we have, that's additive. I think even in the – on the metals side, again it's the focus, we always see Desktop Metal focusing on speed. Great. There's parts of the market that are totally into that. We have flexibility, flexibility whether it's scale, larger sizes build boxes or potentially broader materials. I think – again the more we talked about it, the more we felt it was mostly complementary very little overlap and I think we're going to see customers adopt through our combined channels direct and indirect more of our products across the board.

Noelle C. Dilts Analyst, Stifel, Nicolaus & Co., Inc.	Q

Yeah. That makes a lot of sense. Thank you.

Operator: [Operator Instructions] The next question comes from Shannon Cross with Cross Research. Please go ahead.

Shannon S. Cross Analyst, Cross Research LLC	Q

Thank you very much for taking my question. I've been getting some comments from some investors and I guess, Ric, can you address when Desktop Metal came out, you talked about sort of there's legacy metal printing and then there's Desktop Metal which is part of the future of added manufacturing Desk metal printing. And to some extent ExOne was definitely in the legacy category. So, maybe you can look at go to the slide that had the products and explain what each one would be used for and therefore how they're differentiated or if you can provide some more thoughts on why you see excellent portfolio moving into the future?

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Absolutely, Shannon. So as you know, we've got a technology of very high speed, it's our Single Past Jetting system that can do a layer in about three seconds. Some of the other capabilities that DM have is the software capability to really simulate how a part is going to destroy during sintering as well as we're the only company in in the 3D printing space with inkjet-based printing that also manufactures their own furnaces. And that enables in a level cost structure and it makes our products like our shop system or the P-1 or systems like that very much a turnkey solution that is easy to deploy and get into the market.

And so one of the attractive features that we see here is possibility to take a portfolio that may be more complex to sell and then add our software and being able to pair it with our sintering systems and make it more of a turnkey solution that is easier to get deployed. And I think that that's an attractive capability. So it's sort of their missing technology puzzles and capabilities that I think ExOne doesn't have as part of their portfolio today. And I think putting them together with us, it does actually make those products more compelling in the full – in the full spectrum of solutions that a customer would want.

And so I would say that another difference is the fact that ExOne makes smaller and larger build envelope systems than our P-50 we're sort of in the middle where we're close to 50-liter build envelope system that produces a lot of parts per day. They have a very, very large build envelope system in the 160 and something that's about half the size in build envelope on the 25 pro. And so, you could imagine a future where you add FPJ capabilities to build systems and also amplify the options to customers. So, you have sort of good better best version of something like a piece. What today's the P-50. That would take a long time to deploy and execute, but if you if you look at it from that point of view that gives you a picture of how you see a portfolio evolving over time and some of the additional rationale for doing this transaction.

Shannon S. Cross Analyst, Cross Research LLC	Q

Okay. And then, I just want to talk a little bit about liquidity and that. You're obviously picking up cash with ExOne but you're burning a fair amount of cash both definitely for Desktop Metal given all the acquisitions and where you're at now with EBITDA launches for the year and then looking at the fact that ExOne is also burning cash. So how should we think about liquidity? How are you looking at time to cash flow breakeven for the combined company? Thank you.

John F. Hartner Chief Executive Officer & Director, The ExOne Company	A

Yeah. So I would say that on a full year basis, the plan for ExOne is not going to consume that much cash for the second half of the year. It's almost breakeven on their end. And we re – we're utilizing their cash to fund a significant portion of the cash portion of this transaction which they raised at a higher price. So I would say I'll hand it over to James who can answer the second part of the question. Yeah.

James Haley Chief Financial Officer, Desktop Metal, Inc.	A

Yeah. So, yeah, so for clarity, as we put out today. We finished Q2 with north of $514 million in cash, cash equivalents and short term investments. So we are extremely well-capitalized, I mean, the M&A strategy. We've been very clear about and we have lots of dry powder left after this transaction. Certainly we are burning through cash as we continue to grow in scale the business and look at opportunities that have outsized returns over the next couple of years. But we're very comfortable with where we are and don't foresee any runway issues whatsoever, I mean, again we've finished with $514 million.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Shannon S. Cross Analyst, Cross Research LLC	Q

Thank you.

John F. Hartner Chief Executive Officer & Director, The ExOne Company	A

Perfect.

Operator: The next question comes from Greg Palm with Craig-Hallum Capital Group. Please go ahead.

Danny James Eggerichs Analyst, Craig-Hallum Capital Group LLC	Q

This is Danny Eggerichs on for Greg today. I guess congratulations to both sides on the transaction.

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Thank you.

Danny James Eggerichs Analyst, Craig-Hallum Capital Group LLC	Q

I guess looking from a broader scope how does this affect the binder single pass jetting as a technology and its presence in the 3D printing market as a whole? And I guess kind of the outlook of its evolution and ability to penetrate the overall 3D printing market?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

I think this is going to increase the penetration of binder jetting in 3D printing as we essentially add more materials that can be utilized to print materials are what enables applications in our market. And there are some overlap in efforts between both of the companies and by freeing up those resources to tackle additional alloys and materials. We open up the number of applications that the technology is and can be used for.

So I think it's very exciting. You could see synergy between what we're doing on wood with forest and some of the large frame systems that ExOne has. You could see synergy between the Single Pass Jetting best technology and some of the systems that ExOne has.

So there's definitely a significant opportunity as well as the Triple ACT recording technology. It has lots of areas where it's a very attractive technology. So, overall, I think that it's quite complementary and putting a company like ExOne in a well-capitalized enterprise like DM also helps the adoption of the technology for point of view of large companies that are looking to make decisions on very, very large programs, where they now can feel more comfortable in the balance sheet and the resources behind the larger technical team to really support the adoption of technology.

So, overall, I don't see any negatives. It should accelerate the adoption of binder jetting as a whole.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Danny James Eggerichs Analyst, Craig-Hallum Capital Group LLC	Q

Yeah. Makes sense. And then, I guess what is your sense on potentially shared customers between Desktop Metal and ExOne, meaning maybe there are customers who are buying systems from both Desktop and ExOne on more of a trial basis and then kind of evaluating on which technologies they want to go with on a more longer-term basis?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

I think we have some shared customers. Today, we've got roughly – between all of the DM customer base, it's roughly north of 5,000 customers. And so, I think that there's definitely – ExOne has a long history in the sand casting space with most of the vehicle OEMs. We are working with a lot of them on the direct metal side and I would say both companies may have some overlap, but, in general, there's definitely cross-selling opportunities and the ability to increase penetration of this technology at scale and get people to adopt AM for mass production, which is our goal.

John F. Hartner Chief Executive Officer & Director, The ExOne Company	A

Yeah. I'd just add to what Ric said. I think – I mean a lot of our customers are very large customers. They have many different operations, many different requirements. We have penetration on the sand side in almost every major vehicle OEM around the world. That's great. In some places, DM is on the metal side. In some places, we have other applications maybe for different materials. So, I think, again, it's going to work really well from a complementary standpoint. I think our customers have realized value of both platforms and we can just bring it to them faster.

Danny James Eggerichs Analyst, Craig-Hallum Capital Group LLC	Q

Okay. Great. I appreciate the color. I'll hop back in the queue.

John F. Hartner Chief Executive Officer & Director, The ExOne Company	A

Awesome.

Operator: [Operator Instructions] The next question comes from Josh Sullivan with The Benchmark Company. Please go ahead.

Josh Sullivan Analyst, The Benchmark Co. LLC	Q

Hey. Good evening.

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Hello.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

John F. Hartner Chief Executive Officer & Director, The ExOne Company	A

Hey, Josh.

Josh Sullivan Analyst, The Benchmark Co. LLC	Q

Just curious if any customers were telling you the two portfolios would work well together, that they needed that flexibility between the two systems or was this really the two of you seeing the opportunity to go to market together?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Well, I don't think – I mean I think that the synergy came from really understanding the capabilities of both companies in talking about how we could work together for a period of time. It wasn't a customer asking us can we do this, although we do have many engagements where people use some different technologies, for example, in the sand world, ExOne has a very mature technology. That is where they have very sophisticated simulation and they understand how to make casting very successful.

We've got a technology that's much more cost effective with the RAM systems for the entry level part of that market and being able to leverage those capabilities and put them together, for example, is a win-win for customers. And on the material side, offering more choice to customers is definitely a win-win for customers. So, there's many areas where there's a great transaction for the market and for customers and offering more choice to customers is what it's about.

Josh Sullivan Analyst, The Benchmark Co. LLC	Q

Got it. And then, just circling back to – as you guys build up the portfolio here, just wanted to check in on the Forust and Adaptive3D. Can you just update us where those are? For Forust, how are conversations going with potential furniture customers and then on Adaptive3D, where's the product roadmap going at this point?

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Absolutely. I mean we have been absolutely overwhelmed with demand on Forust and I think it's been about 60 days since that got introduced. And we are super, super excited about the prospects that are developing there. They range from some of the largest companies in the world to luxury manufacturers of furniture and all other types of products.

So, I think that that's going to be a major business for the company. It's something we never forecasted before and I'm excited that that class of product has got a lot of potential. So, we'll update everybody as we convert that interest into revenue. But that also links into ExOne, because they also have large frames that could be adapted to print those types of materials. So, there's a real opportunity there.

And then, on Adaptive3D, we've got some real, real interest as well from large companies that want to leverage those materials. They make the world's best elastomers and pairing that with our Xtreme 8K, which is the largest DLP high-resolution, high-speed photopolymer system in the market, I think, is a win-win combination. And we're seeing it from the [ph] tops of (59:04) programs that are developing from that and I think that it opens up a whole new level of cost structure for mass production of elastomers with additive. So, we're excited about that.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

And one last point that I would say is ExOne has a technology called AMClad that they acquired. I think that that type of technology can also be used to do end use parts. They could be very attractive and can be mass produced in either the RAM systems or their large systems, not just used for tooling, but for large printed end use parts. So, there's a lot of interesting things here that we can commercialize over the next couple years and I'm excited about that.

Operator: The next question comes again from Shannon Cross with Cross Research. Please go ahead.

Shannon S. Cross Analyst, Cross Research LLC	Q

Thanks. I just wanted to quickly go through the sales strategy and understand channel overlap versus the potential for channel expansion if you look at how both of your companies right now are distributing.

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Absolutely.

Shannon S. Cross Analyst, Cross Research LLC	Q

And then, [indiscernible] (01:00:26) later, Ric.

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Thanks, Shannon. So, yeah, so we sell at DM primarily through a channel. We've got about 200 partners in over 65 countries. It is a fantastic very scalable way to support and sell products. That type of indirect access to market is quite efficient at products that are under $0.5 million. ExOne in the past had been selling product of almost exclusively through direct sales, and they have a full team of about 20 direct sales folks, plus all the support infrastructure that's required from applications engineering, and all the – so, it's a significant go-to-market team.

Now, that type of sales team is better suited for larger ASP-type products that are north of $1 million like their sand systems or even a product like P-50. So, I think that we're going to make it complementary and enable our channel to still monetize a very large format type of systems from a lead-gen point of view. But then we're going to be able to help close those deals. And then I think that having us service and support network globally that we have either through our internal team or through channel is also going to help accelerate installations and other things that we've got going on, not just for our products, but also for a company like ExOne who had relied on just an internal team exclusively.

So, I think it's complementary. We are going to make sure that we don't get channel conflict, and that we remained channel-first for the – from the point of view of the high velocity products. And actually ExOne was starting to build an indirect channel for those types of products from a competitive point of view. And I think that now they get a much more mature one, and we're going to get the half dozen partners that they had started signing up. So, it is a net positive on all aspects from a go-to-market point of view. I think it strengthens the combined company.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Shannon S. Cross Analyst, Cross Research LLC	Q

Thanks.

Operator: The next question comes from Sarkis Sherbetchyan with B. Riley Securities. Please go ahead.

Sarkis Sherbetchyan Analyst, B. Riley Securities, Inc.	Q

Hi, everyone. Congrats on the acquisition. And thank you for sneaking in my question here. Just a quick one from me. Ric, I think in your prepared remarks you talked about bringing together your software tools, including the proprietary sinter simulation and the build prep solutions, and I think you do have the furnace tech here, which is important for the binder jetting process. Maybe if you can dive a little deeper into leveraging what you've done on the software side with ExOne's product lines. Thank you.

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Absolutely. So, one of the most complex things in binder jetting, especially when you're going to have a center product, is the ability to predict what that part is going to look like after it's centered. And our company would put a significant amount of technical effort to turn that into a turnkey application. It gives you first part success right away, or as early as possible, and one of things that held back the adoption of all the sintering-based systems was the lack of that type of software capability and a well understood sintering process where every time you change a furnace, you have to calibrate everything else. And so that led to a lot of trial and error for competitors, and I think that it is an advantage to have – to be able to add those internally-developed proprietary technologies to a broader set of the market and more products, and that is a great thing for adoption.

So, we're going to be able to leverage that, but we've got other capabilities that we're developing, and you'll see them in the future as we advance the market. For example, our acquisition of Aerosint, which is just very recent. They have a very cool technology to enable multiple materials in powder in a bed. And I think that in a couple years, you could see products that do multi-color MIM or where you – if you have very specialized or advanced powders, you can sort of eliminate to have – you can reduce the amount of material that you're actually using to print a part and all other applications like that. So, there are many opportunities to advance the state-of-the-art technology and essentially make better products for customers. Hopefully that answered the question.

Sarkis Sherbetchyan Analyst, B. Riley Securities, Inc.	Q

Yes. Thank you. That's all from me.

Ric Fulop Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.	A

Yeah. Awesome.

Operator: This concludes our question-and-answer session. I will now turn the conference back over to Ric Fulop for any closing remarks.

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Desktop Metal, Inc. (DM)	Corrected Transcript
Q2 2021 Earnings Call	11-Aug-2021

Ric Fulop

Chairman, Chief Executive Officer & Founder, Desktop Metal, Inc.

So, all right. I want to thank everybody for joining the call, as well as Doug and John, for joining me today. We're very pleased with the momentum of Desktop Metal in the quarter and really excited about the acquisition of ExOne. We're executing our long-term vision to accelerate the adoption of AM 2.0. And we look forward to updating you on our progress in upcoming calls. Thank you.

Operator: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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Cautionary Note Regarding Forward Looking Statements:

This communication relates to a proposed business combination transaction between Desktop Metal, Inc. (“Desktop Metal”) and The ExOne Company (“ExOne”). This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this communication, including statements regarding the anticipated benefits of the proposed transaction, anticipated impact of the proposed transaction on Desktop Metal’s and ExOne’s future results of operations and financial position, the amount and timing of synergies from the proposed transaction, the anticipated closing date, and other aspects of Desktop Metal’s and ExOne’s operations or results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Each of Desktop Metal and ExOne has based these forward-looking statements on current information and their respective management’s current expectations and beliefs. These forward-looking statements speak only as of the date of this communication and are subject to a number risks and uncertainties, including, without limitation, the following: the impact of the COVID-19 pandemic on Desktop Metal’s and ExOne’s business, including their suppliers and customers; the effect of the transaction (or announcement thereof) on the ability of Desktop Metal or ExOne to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom they do business; risks that the transaction disrupts current plans and operations; the ability of Desktop Metal and ExOne to consummate the proposed transaction in a timely manner or at all, including the ability to secure regulatory approvals; impact to Desktop Metal’s business if the transaction is not consummated; successful integration of Desktop Metal’s and ExOne’s businesses and realization of synergies and benefits; the ability of Desktop Metal to implement business plans, forecasts and other expectations following the completion of the transaction; risk that actual performance and financial results following completion of the transaction differ from projected performance and results; and business disruption following the transaction. A more fulsome discussion of the risks related to the proposed transaction will be included in the proxy statement/prospectus. For additional information about other risks and uncertainties that could cause actual results of the transaction to differ materially from those described in the forward-looking statements in this communication of Desktop Metal’s business, financial condition, results of operations and prospects generally, please refer to Desktop Metal’s reports filed with the Securities Exchange Commission (“SEC”), including without limitation the “Risk Factors” and/or other information included in the Form 8-K to be filed by Desktop Metal in connection with the transaction, the Form 10- Q filed with the SEC on August 11, 2021 and such other reports as Desktop Metal has filed or may file with the SEC from time to time. For additional information about risks and uncertainties that may cause actual results of the transaction to differ materially from those described, please refer to ExOne’s reports filed with the SEC, including without limitation the “Risk Factors” and/or other information included in such reports. While the list of factors presented here is, and the list of factors presented in the proxy statement/prospectus will be considered representative, no such list should be considered to be a complete statement of all risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Except as required by applicable law, neither Desktop Metal nor ExOne will update any forward-looking statements to reflect new information, future events, changed circumstances or otherwise.

No Offer or Solicitation:

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It:

In connection with the proposed transaction, Desktop Metal intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a preliminary proxy statement of ExOne and a prospectus with respect to shares of Desktop Metal’s common stock to be issued in the proposed transaction (the “proxy statement/prospectus”). INVESTORS AND SECURITY HOLDERS OF DESKTOP METAL AND EXONE ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The final proxy statement/prospectus will be mailed to stockholders of ExOne in connection with meeting to be held to request approval of the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Desktop Metal at its website, ir.desktopmetal.com, or from ExOne at its website, investor.exone.com.

Participants in the Solicitation:

Desktop Metal, ExOne and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning Desktop Metal’s participants is set forth in the proxy statement, filed June 17, 2021, for Desktop Metal’s 2021 annual meeting of stockholders as filed with the SEC on Schedule 14A and on certain of its Current Reports on Form 8-K. Information concerning ExOne’s participants is set forth in the proxy statement, filed April 1, 2021, for ExOne’s 2021 annual meeting of stockholders as filed with the SEC on Schedule 14A and on certain of its Current Reports on Form 8-K. Additional information regarding the interests of such participants in the solicitation of proxies, including direct and indirect interests, in respect of the proposed transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available